Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of January 13, 2020 by and between Passage BIO, Inc. (the “Company”), and Bruce Goldsmith (the “Employee”) (collectively, the “Parties”).

The Company and the Employee agree as follows:

1.                                      Definitions.  The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section 1.

“Annual Salary” means the annual salary payable to the Employee, initially in the amount of $500,000, less applicable deductions, and as may be changed from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means a good faith determination by the Board, that any of the following has occurred: (i) the Employee’s commission of, conviction of, or plea of nolo contendere to, a felony or an act constituting common law fraud, which has or is reasonably expected to have a material adverse effect on the business or affairs of the Company; (ii) the Employee’s willful and repeated failure to perform in any material respect the Employee’s duties for the Company; (iii) the Employee’s intentional breach of the Company confidential information obligations, invention assignment agreement, or any written Company policy that has been communicated to the Employee in advance of the Employee’s breach; (iv) the Employee’s intentional and material breach of this Agreement; provided, however, that prior to any determination that “Cause” under this Agreement has occurred, the Board shall (A) provide to the Employee written notice specifying the particular event or actions giving rise to such determination and (B) solely in the event of a breach of subsection (ii) above, provide the Employee an opportunity to be heard within 30 days of such notice and provide the Employee with 30 days from the date the Employee is heard to cure such event or actions giving rise to a determination of “Cause” under such subsection, if curable.

“Change of Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity (other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own more than fifty percent (50%) of the total voting power of the then-outstanding securities in the Company) either directly or indirectly becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each cases (i)-(iii) of this definition, a transaction or series of transactions shall only constitute a Change of Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Vesting Commencement Date” means the date used to measure the beginning of the vesting period for the Equity Award, as specified in Section 3.3(b).

“Conflict of Interest” has the meaning set forth in Section 4.3.

“Date of Termination” means the date that is the Employee’s last day of employment at the Company.

“Employment Start Date” means the first day of the Employee’s employment with the Company, which shall be the earlier of (i) 60 days following the date of this Agreement or (ii) two (2) days following the waiver of the Employee’s notice period owed to his current employer; provided, however, that if such day is not a business day, the Employment Start Date will be the first immediately following business day.

“Good Reason” means any of the following taken without the Employee’s written consent and provided (a) the Company receives, within ninety (90) days following the initial date on which the Employee knows of the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Employee specifying the specific basis for the Employee’s belief that the Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within thirty (30) days following expiration of such cure period: (i) a material reduction of the Employee’s responsibilities, authority or duties to a level materially less than the responsibilities, authorities or duties the Employee occupied or possessed, on the date immediately preceding such reduction; (ii) a material reduction of more than 10% in the Employee’s Annual Salary; (iii) the Company’s requiring the Employee’s to be based at any office or location more than thirty (30) miles from 2 Commerce Square, Philadelphia, Pennsylvania; or (iv) the Company’s material breach of any provision of this Agreement.

“Omnibus Plan” means the Company’s shareholder approved incentive plan or plans, which may include long-term equity-based compensation plans, short-term performance-based compensation plans and any other similar plans, as such may be in effect from time to time.

2.                                      Title and Duties.  The Employee shall serve as Chief Executive Officer of the Company. The Employee will have duties and responsibilities that are customary for the Employee’s position, and shall report to the Chairman of the Board.  The Employee will devote all reasonable efforts and all of the Employee’s business time to the Company.  The Employee shall also be appointed to serve as a member of the Board, effective as of the Employment Start Date.

3.                                      Compensation and Benefits.

3.1                               Annual Salary.  The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, less any deductions required to be withheld by applicable law and less any voluntary deductions made by the Employee.

3.2                               Incentive Compensation.  The Employee shall be eligible to receive an annual performance bonus, with a target amount equal to 45% of the Annual Salary, based upon the achievement of performance objectives established by the Board and subject to the terms of the applicable bonus plan(s).  Bonus payouts, if any, will be paid no later than March 15 of the year following the calendar year to which the bonus is applicable, and will be pro-rated based, as applicable, on hire date and/or on approved leaves of absence.

3.3                               Equity-Based Compensation: The Company shall grant Employee a stock option (the “Initial Equity Award”) to purchase such number of shares of common stock of the Company equal to five percent (5%) of (a) the outstanding capital stock of the Company and outstanding options to purchase shares of the Company’s common stock (including the Initial Equity Award) and warrants and other convertible securities and instruments (assuming the conversion or exercise of any convertible or exercisable options, warrants, securities or other instruments then outstanding, whether or not currently convertible or exercisable, and including the Initial Equity Award) and (b) the number of shares that are reserved under the Company’s Amended and Restated 2018 Equity Incentive Plan that are not yet issued or subject to an outstanding option, each as of the date of this Agreement (the “Diluted Shares”), at a strike price no less than the fair market value per share as determined by the Board.  In the event that the Company closes a third-party financing prior to the date on which an initial public offering of the Company’s common stock (the “IPO”) is declared effective by the United States Securities and Exchange Commission (the “IPO Effective Date”), which dilutes the percentage ownership represented by the Initial Equity Award, the Company shall grant the Employee an additional stock option (the “Follow-on Equity Award”) to purchase such number of shares so that the Initial Equity Award and the Follow-on Equity Award together equal five percent (5%) of the Diluted Shares as of immediately prior to the IPO Effective Date, which for the avoidance of doubt will exclude any shares reserved under the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan to be adopted in connection with the IPO; provided, however, that if such a third-party financing does not occur prior to the IPO Effective Date, the Employee’s right to the Follow-on Equity Award shall lapse as of immediately prior to the IPO Effective Date.  The Initial Equity Award and the Follow-on Equity Award shall have the following features:

(a)                                 The Employee shall have the right to exercise the Initial Equity Award and the Follow-on Equity Award early, subject to entering into a restricted stock agreement as directed by the Company; provided, however, that the stock acquired by exercise of the Initial Equity Award or the Follow-on Equity Award, as applicable, that is not vested shall be subject to the same vesting schedule that applied to the Initial  Equity Award and the Follow-on Equity Award, as applicable, so that on termination of employment, any stock that has not become vested may be repurchased, at the Company’s discretion, on payment of the lesser of (A) the amount paid by the Employee for such stock, or (B) the then fair market value of such stock.

(b)                                 The Initial Equity Award and the Follow-on Equity Award shall become vested as to 25% on the one-year anniversary of the Vesting Commencement Date, and shall thereafter become vested in 36 equal monthly installments (so as to be fully vested on the fourth anniversary of the Vesting Commencement Date), subject to the Employee’s continuous service and such other terms and conditions as required by the agreement evidencing the Initial

Equity Award the Follow-on Equity Award, as applicable.  The Vesting Commencement Date for the Initial Equity Award and the Follow-on Equity Award will be the Employment Start Date.

3.4                               Participation in Employee Benefit Plans.  The Employee may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other benefits of the Company for which the Employee is eligible. The Employee’s participation in any such plans shall be on the terms and conditions set forth in the governing plan documents as they may be in effect from time to time.

3.5                               General Business Expenses.  The Company shall pay or reimburse the Employee for all business expenses reasonably and necessarily incurred by the Employee in the performance of the Employee’s duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.

3.6                               Company Policies.  The Employee understands and agrees to abide by Company’s insider trading policy, code of conduct and ethics, related party transactions policy, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

4.                                      Protection of Company Trade Secrets and Proprietary Information.

4.1                               EIACNA.  As an employee of the Company, the Employee will have access to certain confidential information of the Company and the Employee may, during the course of the Employee’s employment, develop certain information or inventions that will be the property of the Company.  To protect the Company’s interests, as a condition of employment, the Employee must sign and abide by the Company’s standard Employee Invention Assignment, Confidentiality, and Non-Competition Agreement (the “EIACNA”).

4.2                               No Breach of Obligations to Prior Employers.  The Company hereby directs the Employee not to bring with the Employee any confidential or proprietary material of any former employer or to violate any other obligations the Employee may have to any former employer.  The Employee represents that by signing of this Agreement and the Company’s EIACNA and the Employee’s commencement of employment with the Company will not violate any agreement currently in place between the Employee and current or past employers.

4.3                               Conflicts of Interest; Outside Activities.  The Employee agrees that during the Employee’s employment with the Company, the Employee will not undertake or engage in any other employment, occupation, or business enterprise that would create a conflict of interest with the Company (a “Conflict of Interest”). The Employee further agrees to disclose to the Company any other facts of which the Employee becomes aware which might in the Employee’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.  The Employee hereby confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties to the Company.  Notwithstanding the foregoing, Employee may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of Employee’s duties to the Company.

5.                                      Change of Control and Termination Payments.

5.1             Accrued Payments.  In general, on termination of the Employee’s employment for any reason, the following amounts will be paid to the Employee, or the Employee’s estate, as the case may be:

(a)                                 All accrued but unpaid Annual Salary, payable in the next regularly scheduled pay period following the Employee’s Date of Termination or such earlier date as may be required by law;

(b)                                 Accrued but unused vacation time, to the extent payment is either required by law or provided for in the Company’s vacation or paid-time-off policy, as such may be in effect from time to time;

(c)                                  Any annual incentive bonus that has been earned with respect to a previously completed bonus period, but remains unpaid as of the date of termination;

(d)                                 Any vested amounts and benefits payable to the Employee under the terms of any employee benefit plans in which the Employee was a participant; and

(e)                                  Reimbursement of any of the Employee’s business expenses not previously reimbursed, to the extent provided for under the Company’s business expense reimbursement policy.

5.2    Termination for Cause.  The Company has the right, at any time during the Employee’s employment, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Employee’s employment under this Agreement and discharge the Employee for Cause. A termination of employment will be effective on the date set forth in such notice of termination.

5.3             Termination without Cause.  The Company has the right, at any time during the Employee’s employment, to terminate the Employee’s employment without Cause by providing the Employee with notice.

5.4             Termination without Cause or Resignation for Good Reason.  In the event the Company terminates the Employee’s employment without Cause, or the Employee resigns from employment with the Company for Good Reason, then subject to the Employee’s satisfaction of the Severance Conditions (defined below), the Employee will be entitled to the following separation benefits:

(a)                                 Severance.  Should the termination occur during the first twelve (12) months of employment, the Employee will be entitled to a lump sum payment equal to (i) the Employee’s Annual Salary for an additional nine (9) months after the Date of Termination(the

“Severance”). Should the termination occur after the first twelve (12) months of employment, the lump sum Severance payment will be increased from nine (9) months of Annual Salary to twelve (12) months of Annual Salary.

(b)                                 Bonus.  The Company will pay Employee a lump sum payment equal to Employee’s annual incentive target bonus amount for the year of termination, prorated based on the number of days in the applicable calendar year during which Employee was employed by the Company prior to the Date of Termination (the “Prorated Bonus”).

(c)                                  COBRA.   Consistent with the terms of COBRA and the Company’s health insurance plan, the Company shall provide the Employee a taxable lump sum payment equal to 12 months of the monthly COBRA premium the Employee would be required to pay to continue the group health coverage in effect on the Date of Termination (which monthly amount shall be based on the premium for the first month of COBRA coverage), which payment shall be made regardless of whether the Employee elects COBRA continuation coverage (the “COBRA Payment”).

(d)                                 Equity Awards.  Each of Employee’s unvested options to purchase shares of the Company common stock (including the Initial Equity Award and the Follow-on Equity Award) as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Equity Awards”), shall accelerate and become vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse with respect to the number of then-unvested shares subject to the Equity Awards that would have vested during the next twenty-four (24) month period following Employee’s termination date as if Employee remained employed by the Company through such period (the “Equity Acceleration”).  All of Employee’s vested stock options (after giving effect to the foregoing acceleration) shall remain exercisable until the earlier of the first anniversary of Employee’s termination of service and the original expiration date for such stock option as set forth in the applicable award agreement evidencing such grant.

(e)                                  The Employee will be entitled to receive the Severance, Prorated Bonus, COBRA Payments and Equity Acceleration referenced in Section 5.4 and on the terms of Section 5.4 within sixty (60) calendar days of the Date of Termination provided the Employee has satisfied the following “Severance Conditions”: (1) the Employee has resigned from all officer and director positions the Employee may have held with the Company, if requested by the Company; (2) the Employee has returned all material Company property (or deleted all material Company property that is maintained on any personal electronic device) in the Employee’s possession; (3) the Employee has materially complied with the Employee’s obligations under the EIACNA and continues to materially comply with such obligations; and (4) the Employee has executed a general release of all known and unknown claims that the Employee may have against the Company or persons affiliated with the Company on the substantially the form attached hereto as Exhibit A (the “Release”) and the Release becomes effective and irrevocable in accordance with its terms.

5.5             Termination without Cause or Resignation for Good Reason within 2 months prior to or 12 months following a Change of Control. In the event of a termination of employment resulting from (i) a termination by the Company of the Employee’s employment for any reason other than Cause, death or disability (as defined in Section 22(e)(3) of the Code) or (ii) the Employee’s voluntary resignation of employment for Good Reason, in each case within 2 months prior to, or 12 months following a Change of Control, then subject to the Employee’s satisfaction of the Severance Conditions (defined above), the Employee will be entitled to the payments and benefits referenced in Section 5.4, provided that (i) the Severance Payment shall be increased to an amount equal to 18 months of the Employee’s Base Salary; (ii) in lieu of the Prorated Bonus, the Employee shall receive an amount equal to 150% of Employee’s annual incentive target bonus amount for the year of termination and (iii) each of the Employee’s then-outstanding Equity Awards shall accelerate and become fully vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse, effective as of the date of such termination of service; provided, however, that the grant agreement for the purpose of any Equity Award that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of the Employee’s employment with the Company (the “Performance-Based Awards”) may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.   All of Employee’s vested stock options (after giving effect to the foregoing acceleration) shall remain exercisable until the earlier of the first anniversary of Employee’s termination of service and the original expiration date for such stock option as set forth in the applicable award agreement evidencing such grant.

5.6             Non-Assumption of Equity Awards Following a Change of Control.  Notwithstanding anything to the contrary herein or in any equity plan or any applicable award agreement pursuant to Equity Awards granted thereunder, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute the Employee’s unvested Equity Awards in connection with a Change of Control, each of the Employee’s unvested Equity Awards that are not assumed, converted, replaced or substituted, shall accelerate and become fully vested and if applicable, exercisable, effective immediately prior to the Change of Control.  With respect to Performance-Based Awards, the grant agreement may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

6.                                      Tax Matters.

6.1             Withholding, Taxes, Deductions.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law as referenced in this Agreement.

6.2             Code Section 409A.  The following provisions shall apply in connection with compliance with Code Section 409A:

(a)                                 The intent of the Parties is that payments and benefits under the Agreement that are not exempt from Section 409A of the Code shall be in compliance with Code Section 409A (and regulations and guidance promulgated by the IRS and/or Treasury related to

Code Section 409A) (together “Code Section 409A”) to the maximum extent permitted, and the Agreement shall be interpreted to be in compliance therewith.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or taxable benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term,” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.

(c)                                  It is intended that each installment, if any, of any payments and benefits provided hereunder to which Code Section 409A is applicable shall be treated as a separate “payment” for purposes of Code Section 409A.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(d)                                 In the event, as of the date of the Employee’s “separation from service,” the Employee is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is subject to Code Section 409A (whether under this Agreement, or pursuant to any other agreement with, or plan, program, payroll practice of, the Company) and is due upon or as a result of the Employee’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Employee’s death and shall then be paid in a single sum as soon as practicable on or after the date such payment is permitted to be made under this paragraph.

(e)                                  All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Employee, to the extent such payments or benefits are subject to Code Section 409A, shall be made or provided in accordance with the requirements of Section 409A of the Code and specifically, consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

6.3             Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Employee from the Company and its affiliates will be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes, and as determined by the Company and its advisors in their sole discretion).  Nothing in this Section 6.3 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Employee’s excise tax liabilities under Section 4999 of the Code.

7.                                      Indemnification.  The Company will agree to indemnify the Employee with respect to activities in connection with the Employee’s employment hereunder on the terms and conditions set forth in its standard Indemnification Agreement for officers and directors.  The parties shall execute the Indemnification Agreement upon or shortly following the Employment Start Date.

8.                                      Attorney’s Fees.  The Company will reimburse, promptly upon presentation of invoices, Employee’s expenses for legal or other advisors incurred in the review and finalization of this Agreement, up to an aggregate of $7,500.

9.                                      Miscellaneous.

9.1                               At Will Employment.  Employment with the Company is for no specific period of time and, at all times, is “at will” in nature, which means the employment relationship can be terminated by either of the Employee or the Company for any reason, at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) are superseded by this Agreement.  Further, the Employee’s participation in any stock option or benefit program is not to be regarded as assuring the Employee of continuing employment for any particular period of time.

9.2                               Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered via email, as follows:

if to the Company, to:

Jill Thompson Quigley, jquigley@passagebio.com

if to the Employee, to:

Bruce Goldsmith, bagoldsmith@gmail.com

Any party may change its address for notice hereunder by notice to the other party hereto.

9.3                               Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4                               Background Check.  Employment under this Agreement is conditioned upon satisfactory verification of criminal, education, driving and/or employment background.

9.5                               Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.6                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof).

9.7                               Assignment.  This Agreement, and any rights and obligations hereunder, may not be assigned by the Employee and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates; provided, however, that this Agreement shall inure to the benefit of and may be enforced by the Employee’s heirs and legal representatives.

9.8                               Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9                               Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.10                        No Presumption against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.

9.11                        No Duty to Mitigate.  The Employee shall not be required to mitigate damages with respect to the termination of the Employee’s employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Employee under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to the Employee under this Agreement shall not be offset by any claims the Company may have against the Employee, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

9.12                              Dispute Resolution.  If any dispute arises out of or relates to this Agreement, or the breach thereof, the Employee and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, the Employee and the Company agree to try in good faith to settle the dispute by mediation under the then-current employment mediation rules of the American Arbitration Association the (“AAA”) before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any Arbitrable Claims (as defined herein) shall be resolved by binding arbitration before one (1) arbitrator in accordance with the AAA’s  then-current rules for the resolution of employment disputes (currently the Employment Arbitration Rules and Mediation Procedures, which may be accessed at https://www.adr.org/sites/default/files/EmploymentRules_Web2119.pdf). The arbitration shall be held in Philadelphia County, Pennsylvania, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. “Arbitrable Claims” refers to any claim, controversy or dispute arising out of or relating to the Employee’s employment with the Company and the termination thereof, including, but not limited to, claims arising from or related to this Agreement or the breach thereof, or claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state, or local ordinance, statute, regulation or constitutional provision. Notwithstanding the foregoing provisions of this Section 9.12, either party may seek injunctive relief from a court of competent jurisdiction located in Philadelphia County, Pennsylvania, in the event of a breach or threatened breach of any covenant contained in the EIACNA.

9.13                        Authorization to Work.  Because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of the Employment Start Date, the Employee must present documentation demonstrating that the Employee has authorization to work in the United States.  The obligations set forth in this Agreement are contingent upon satisfaction of this requirement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE:		COMPANY:

Passage BIO, Inc.

/s/ Bruce Goldsmith		By:	/s/ Tadataka Yamada
Bruce Goldsmith
		Name:	Tadataka Yamada
		Title:	Chairman of the Board of Directors

Date:	1/13/2020	Date:	1/12/2020

EXHIBIT A

Release

In consideration of the termination benefits (the “Benefits”) provided and to be provided to me by Passage BIO, Inc., or any successor thereof (the “Company”) pursuant to my employment offer letter agreement with the Company dated on or about January 12, 2020 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.                                      On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release.  The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to the Company and the termination of such employment.  All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; the Pennsylvania Employee Relations Act; the Philadelphia Fair Practices Ordinance; ; and any similar law of any other state or governmental entity.  The parties agree to apply the laws of the Commonwealth of Pennsylvania in interpreting the Release.  Accordingly, I further acknowledge that I am aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his settlement with the releasee.  With knowledge of this principle, I hereby agree to expressly waive any rights I may have to that effect.  This Release does not extend to, and has no effect upon, any wages or benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under the Agreement, any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, including under the Indemnity Agreement, dated on or about [      ] (the “Indemnity Agreement”), continued coverage by the Company’s director’s and officer’s insurance or my right to enforce the terms of the Agreement.

2.                                      In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under  any applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency, such as but

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not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  I further understand that this Release and my Agreement do not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Release and my Agreement does not limit my right to receive an award for information provided to any Government Agencies.  Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnity Agreement, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3.                                      I understand and agree that the Company will not provide me with the Benefits unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.                                      As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof) and deleted all Company property which I have on any personal electronic device in accordance with Company policies.  I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).

5.                                      I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.                                      I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.

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7.                                      I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

8.                                      I agree that following my termination of employment, I will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its current or former employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance.  The Company shall use its best efforts to ensure that the Company’s executive officers and Board members shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about me, with any written or oral statement.  Nothing in this section shall prohibit me or the Company or its executive officers or Board members from providing truthful information in response to a subpoena or other legal process.

9.                                      I agree to submit to mandatory binding arbitration, in Philadelphia County, Pennsylvania, in accordance with Section 9.12 of my Agreement, any and all claims arising out of or related to this Release and my employment with the Company and the termination thereof, except that I may, at my option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information.  I HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This agreement to arbitrate does not restrict my right to file administrative claims I may bring before any government agency where, as a matter of law, the parties may not restrict my ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, I agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon me or any third party.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect.  The AAA rules may be found and reviewed at http://www.adr.org.  If I am unable to access these rules, I will be provided with a hardcopy.  I acknowledge that I am hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

10.                               I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release and no one coerced me into executing the Release.  I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time.  I further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Release Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release.  I understand that the Benefits will become available to me at such time after the Release Effective Date, as specified in the Agreement.

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11.                               In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release.  However, the Release does not modify, amend or supersede written the Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between the Company and me.  Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of the Company.

12.                               Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13.                               The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 5 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING:  I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee , .

Executed this day of , .

Your Signature

Your Name (Please Print)

Agreed and Accepted:

Passage BIO, Inc.

By:

Date: